Exhibit 99.1

Press Release

SANMINA ANNOUNCES RETIREMENT OF A MEMBER OF THE BOARD OF DIRECTORS

San Jose, CA — July 26, 2013.  Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, today announced that Jean Manas has retired from his position as a member of Sanmina’s Board of Directors, effective July 24, 2013.  Mr. Manas has served on the Board since October 2009.

“On behalf of the Board, I’d like to thank Jean for his positive contributions to Sanmina.  We wish him well in his future endeavors,” stated Jure Sola, Chairman and Chief Executive Officer of Sanmina Corporation.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and semiconductor systems, medical, multimedia, computing and storage, automotive and clean technology sectors. Sanmina has facilities strategically located in key regions throughout the world. More information regarding the company is available at www.sanmina.com.

Sanmina Contact

Paige Bombino

Director, Investor Relations

408-964-3610